Machine-to-Machine Remote Monitoring Provider Acorn Reports

Q3’16 Results and Hosts Investor Call Today at 5:00 pm ET

Wilmington, DE, Nov. 14, 2016 – Acorn Energy, Inc. (OTCQB: ACFN) today reported results for its third quarter ended September 30, 2016. Acorn will review its results and the progress of its corporate strategic repositioning in a conference call today at 5:00 pm ET. An audio replay will be available (details below).

Jan Loeb, CEO of Acorn commented, “Acorn continued to advance its turnaround and strategic repositioning, from closing the sale of GridSense assets, to continued growth at OmniMetrix and maintaining low operating costs - all key steps in our path to positioning Acorn for profitable growth.

“Our core OmniMetrix machine-to-machine (M2M) remote monitoring business achieved revenue growth of 20% in the third quarter of 2016 as compared to the third quarter of 2015, with a gross margin of 56%. We believe that the strong asset protection and return-on-investment benefits of remote monitoring, combined with favorable demand trends and OmniMetrix’s technology leadership provide a compelling business opportunity. Further, more than half of OmniMetrix’s revenue comes from recurring maintenance contracts with attractive margins that generate stable cash flow.

“Our goal is to scale our operations both organically and through acquisitions in remote monitoring or similarly attractive businesses. We will also seek to continue to reduce costs and enhance operational efficiencies throughout the company as well as work to monetize the value of Acorn’s assets on an opportunistic basis.”

Acorn Financial Results

Acorn’s 2016 results reflect the impact of the sale of a portion of its ownership in its DSIT sonar business in April 2016 and the subsequent deconsolidation of that business from Acorn’s consolidated financial statements, as well as the impact of the July 2016 sale of assets of the GridSense business.

DSIT operating results were fully consolidated in Acorn’s income statement for the period January 1 through April 21, 2016. From April 22, 2016 through September 30, 2016, Acorn recorded its share of DSIT’s net income under the equity method as “Share of income in DSIT.” GridSense’s activities are reported in discontinued operations.

Reflecting these factors, Acorn’s third quarter 2016 revenue decreased to $942,000 from $4,402,000 in third quarter 2015 and revenue for the first nine months of 2016 decreased to $7,618,000 from $12,217,000 in 2015.

Selling, general and administrative expenses declined to $1,015,000 in third quarter 2016 from $2,449,000 in third quarter 2015, reflecting the deconsolidation of DSIT as well as management’s ongoing cost cutting efforts. SG&A for the first nine months of 2016 declined to $4,845,000 from $7,242,000 in 2015.

Corporate general and administrative expenses declined to $365,000 in third quarter 2016 from $912,000 in third quarter 2015 and for the first nine months of 2016 declined to $1,845,000 from $2,800,000 in 2015. The decreases reflect reduced professional fees and salaries as well as significant cuts made in directors’ fees beginning in the first quarter of 2016.

Third quarter 2016 results included net income from discontinued operations of $1,187,000, or $0.04 per share (basic and diluted), primarily from the sale of the GridSense assets.

Reflecting these factors, Acorn reported net income attributable to shareholders of $652,000, or $0.02 per share (basic and diluted) in third quarter 2016 compared to a net loss attributable to shareholders of $2,756,000, or $0.10 per share in third quarter 2015. For the first nine months of 2016, Acorn reported net income attributable to shareholders of $113,000, or $0.00 per share, compared to a net loss attributable to shareholders of $8,674,000, or $0.33 per share, in 2015. The first nine months of 2016 included a $3,543,000 net gain on the sale of a partial interest in DSIT as well as the aforementioned third quarter 2016 net income from discontinued operations of $1,187,000.

DSIT

On a standalone basis, DSIT’s third quarter 2016 revenue increased 11% to $4.0 million compared to $3.6 million in third quarter 2015 and increased 18% to $11.9 million in the first nine months of 2016 versus $10.1 million in 2015. The increases in DSIT revenue in the third quarter and year-to-date periods are principally the result of a $15.4 million project received in first quarter 2015 for Hull Mounted Sonar (HMS) systems and an Anti-Submarine Warfare (ASW) Trainer and a $7.1 million project secured in second quarter 2016 for Blackfish HMS Systems, as well as increases in revenue from DSIT’s non-Naval projects.

OmniMetrix

Acorn’s OmniMetrix subsidiary revenue increased 20% to $942,000 in third quarter 2016 from $786,000 in third quarter 2015 and increased 18% to $2,544,000 in the first nine months of 2016 from $2,149,000 in 2015, principally driven by increased hardware revenue. First nine months 2016 revenue growth was negatively impacted by a one-time second quarter 2016 monitoring revenue adjustment of $130,000. Excluding the impact of this adjustment, first nine months 2016 revenue growth would have been 24%.

For the first nine months of 2016, gross profit grew 4% to $1,306,000 reflecting a gross margin of 51%, compared to gross profit of $1,251,000 in 2015 representing a gross margin of 58%. The increase in gross profit was tempered by the one-time second quarter 2016 monitoring revenue adjustment which reduced gross profit by $130,000. The decrease in adjusted gross margin is principally the result of increased residential generator monitoring which carries slightly lower margins than commercial or industrial generator monitoring. OmniMetrix continues to maintain margins in excess of 80% on its recurring monitoring revenue stream.

Balance Sheet

As Acorn no longer consolidates the assets and liabilities of DSIT, as of September 30, 2016 it reported its remaining 41.2% share of DSIT on its balance sheet as an investment of $5,454,000. Also included on Acorn’s September 30, 2016 balance sheet is $579,000 of the DSIT sale proceeds allocable to Acorn that are deposited in escrow. This escrow, less any possible indemnity claims under the share sale agreement, will be released to Acorn in October 2017.

Acorn’s September 30, 2016 balance sheet includes approximately $1.2 million of non-recourse liabilities due third parties related to the discontinued GridSense business. These liabilities are in the process of being settled by a third-party liquidation officer.

Acorn had cash and cash equivalents plus accounts receivable of $559,000 at September 30, 2016.

Conference Call Details:

Date/Time:	Today, Monday, November 14th at 5:00 pm ET

Dial-in Number:	888-243-4451 or 412-542-4135 Int’l

Online Replay/Transcript:	The call audio file and transcript will be posted to the Investor section of Acorn’s website when available.

About Acorn (www.acornenergy.com)

Acorn Energy, Inc. is a holding company with investments in two portfolio companies:

OmniMetrix™, Inc. (www.omnimetrix.net) - is a leader and pioneer in machine-to-machine (M2M) wireless remote monitoring and control for stand-by generators, pipelines, cell towers, medical facilities, data centers, public transportation systems, and other critical equipment, including at federal, state and municipal government facilities. OmniMetrix is a proven solution for making critical systems more reliable, with over 18 years of experience and thousands of monitored assets. Acorn has an 80% equity stake in OmniMetrix and consolidates its results of operations.

DSIT Solutions Ltd. (www.dsit.co.il) - develops and produces sonar applications for the defense, HLS, energy and commercial markets. The company employs a world-class multi-disciplinary team of professionals that are skilled in the latest sonar and real-time technologies. DSIT products include: The Shield family of Diver Detection Sonars, Anti-Submarine Warfare and Hull Mounted Sonar systems, Portable Acoustic Ranges, Underwater Acoustic Signal Analysis applications and sonar simulators and trainers. Acorn has a 41.2% equity stake in DSIT, and beginning in the second quarter of 2016 no longer consolidates DSIT’s results of operations, but instead accounts for its investment in DSIT under the equity method.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business; reaching profitability; or maximizing the value of its operating companies and other assets. A complete discussion of the risks and uncertainties which may affect Acorn Energy’s business generally and the businesses of its subsidiaries is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Relations Contact:

William Jones

267-987-2082

Helen Sun

212-924-9800

Catalyst Global

or acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of September 30, 2016	As of Dcember 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$104	$124
Restricted deposits	—	2,172
Escrow deposit	—	100
Accounts receivable, net of provisions for doubtful accounts of $10 and $20 at September 30, 2016 and December 31, 2015, respectively	455	6,389
Unbilled revenue	—	3,849
Inventory, net	239	506
Other current assets	851	1,633
Current assets – discontinued operations	496	1,079
Total current assets	2,145	15,852
Investment in DSIT	5,454	—
Property and equipment, net	234	954
Escrow deposit	579	—
Severance assets	—	3,558
Restricted deposits	—	2,951
Goodwill	—	516
Other assets	187	470
Non-current assets – discontinued operations	—	29
Total assets	$8,599	$24,330
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt and current maturities of long-term debt	$47	$1,916
Leap Tide loan payable, net of discount	—	1,900
Accounts payable	486	2,346
Accrued payroll, payroll taxes and social benefits	462	1,320
Deferred revenue	1,956	5,251
Other current liabilities	694	2,260
Current liabilities – discontinued operations	1,218	1,827
Total current liabilities	4,863	16,820
Long-term liabilities:
Accrued severance	—	4,984
Other long-term liabilities	578	849
Due to DSIT	1,066	—
Non-current liabilities – discontinued operations	—	19
Total long-term liabilities	1,644	5,852
Commitments and contingencies
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 42,000,000 shares; Issued –30,124,494 and 28,127,511 shares at September 30, 2016 and December 31, 2015, respectively	301	281
Additional paid-in capital	99,921	98,977
Warrants	1,600	1,597
Accumulated deficit	(97,078)	(97,191)
Treasury stock, at cost – 801,920 shares at September 30, 2016 and December 31, 2015	(3,036)	(3,036)
Accumulated other comprehensive loss	(254)	(262)
Total Acorn Energy, Inc. shareholders’ equity	1,454	366
Non-controlling interests	638	1,292
Total equity	2,092	1,658
Total liabilities and equity	$8,599	$24,330

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015

Revenue	$942	$4,402	$7,618	$12,217
Cost of sales	418	2,579	4,681	7,483
Gross profit	524	1,823	2,937	4,734
Operating expenses:
Research and development expenses, net of credits	133	323	791	1,225
Selling, general and administrative expenses	1,015	2,449	4,845	7,242
Total operating expenses	1,148	2,772	5,636	8,476
Operating loss	(624)	(949)	(2,699)	(3,733)
Finance expense, net	(11)	(250)	(558)	(314)
Loss before income taxes	(635)	(1,199)	(3,257)	(4,047)
Income tax benefit (expense)	—	(58)	(19)	(45)
Net loss after income taxes	(635)	(1,257)	(3,276)	(4,092)
Gain on sale of interest in DSIT, net of income taxes and transaction costs	—	—	3,543	—
Share of income in DSIT	38	—	63	—
Income (loss) before discontinued operations	(597)	(1,257)	330	(4,092)
Loss from discontinued operations, net of income taxes	1,187	(1,376)	(423)	(4,651)
Net income (loss)	590	(2,633)	(93)	(8,743)
Non-controlling interest share of net (income) loss – continuing operations	62	(45)	206	(29)
Non-controlling interest share of net loss – discontinued operations	—	(78)	—	98
Net income (loss) attributable to Acorn Energy, Inc. shareholders	$652	$(2,756)	$113	$(8,674)

Basic and diluted net income (loss) per share attributable to Acorn Energy, Inc. shareholders:
Continuing operations	$(0.02)	$(0.05)	$0.02	$(0.16)
Discontinued operations	0.04	(0.05)	(0.02)	(0.17)
Total	$0.02	$(0.10)	$0.00	$(0.33)

Weighted average number of shares outstanding – basic	29,323	26,933	28,208	26,629
Weighted average number of shares outstanding – diluted	29,323	26,933	28,246	26,629